Monaker Group, Inc. 10-K

Exhibit 21.1

SUBSIDIARY LIST

STATE OF INCORPORATION
EXTRAORDINARY VACATIONS USA, INC. (dba MAUPINTOUR), 100% ownership	DELAWARE
NEXTTRIP HOLDINGS, INC., 100% ownership	FLORIDA
VOYAGES NORTH AMERICA, LLC., 72.5% ownership	DELAWARE